EXHIBIT 18

COMPUTER TASK GROUP, INCORPORATED

CHANGE IN ACCOUNTING PRINCIPLES

March 7, 2007

Computer Task Group, Incorporated

Buffalo, New York

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Computer Task Group, Incorporated and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and have reported thereon under date of March 7, 2007. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2006. As stated in Note 1 to those financial statements, the Company changed its method of applying Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, by changing the date of its annual testing for goodwill impairment from January 1, (effective valuation date of December 31), to the end of the Company’s October fiscal month-end, and states that the newly adopted accounting principle is preferable in the circumstances because it provides the Company with additional time prior to year-end of December 31 to complete the impairment testing and report the results of those tests in the Company’s annual filing on Form 10-K. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP

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